Filed pursuant to Rule 424(b)(2)

Registration No. 333-179460

Current Interest Rates

This is Prospectus Supplement No. 58 to the Prospectus dated May 10, 2012

Explanatory note: This Prospectus Supplement No. 58 is being filed solely to correct a typographical error which appeared in Prospectus Supplement No. 57, dated November 24, 2014 (“Prospectus Supplement No. 57”), to the Prospectus dated May 10, 2012. Prospectus Supplement No. 57 incorrectly stated that the interest rates would be effective through January 3, 2014, instead of January 3, 2015. This incorrect date is corrected in this Prospectus Supplement No. 58. Other than the correction of this typographical error, no other changes or modifications have been made.

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Twin Cities Power Holdings, LLC

Interest Rates Effective November 24, 2014 through January 3, 2015

PORTFOLIO	$1,000	$2,000	$10,000	$15,000	$25,000	$50,000	$75,000	$100,000
AMOUNT (1)	to	to	to	to	to	to	to	or
	$1,999	$9,999	$14,999	$24,999	$49,999	$74,999	$99,999	More
NOTE TERM	%	%	%	%	%	%	%	%
3 Month	7.00	7.00	7.00	7.00	7.25	7.50	7.75	8.00
6 Month	8.00	8.00	8.00	8.00	8.25	8.50	8.75	9.00
1 Year	9.00	11.00	11.75	12.25	12.75	13.00	13.25	13.50
2 Year	10.00	12.00	12.75	13.25	13.75	14.00	14.25	14.50
3 Year	11.00	13.00	13.75	14.25	14.75	15.00	15.25	15.50
4 Year	12.00	12.00	12.75	13.25	13.75	14.00	14.25	14.50
5 Year	13.00	13.00	13.75	14.25	14.75	15.00	15.25	15.50
10 Year	14.00	14.00	14.00	14.00	14.25	14.50	14.75	15.00

(1)     We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Twin Cities Power Holdings, LLC that are currently owned by you.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The description in this prospectus supplement of the terms of the notes adds to the description of the general terms and provisions of the notes in the prospectus dated May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, and November 24, 2014 (collectively, the “Prospectus”). Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the Prospectus.

www.TCPnotes.com / 888-955-3385

The date of this Prospectus Supplement No. 58 is November 24, 2014.